Exhibit F

March 3, 1999


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

     Re:  Northeast Utilities
          SEC File Number 70-

Ladies and Gentlemen:

     I am Assistant General Counsel of Northeast Utilities Service Company ("NUSCO"), a service company affiliate of Northeast Utilities (the "Company", and collectively with NUSCO, the "Applicants"). I have acted as counsel for the Applicants in connection with their Form U-1 Application/Declaration ("Declaration"), filed this date with the Securities and Exchange Commission ("Commission") with respect to the proposed transactions described therein ("Proposed Transactions"). In the Declaration, authority is requested for the Company to implement a shareholder rights plan ("Plan") and to enter into a related Rights Agreement ("Agreement") with NUSCO, in its capacity as transfer agent and registrar of the Company's shares.

     As discussed more completely in the Declaration and the Plan filed as an exhibit to the Declaration, pursuant to the Plan, the Board of Trustees of the Company would declare a dividend distribution of one Right ("Right") for each outstanding share of the Company's Common Shares, $5.00 par value per share ("Common Shares") to stockholders of record at the close of business on the fifth business day after receipt of the authorization requested in the Declaration.

In connection with this opinion, I have examined or caused to be examined by counsel associated with or engaged by me, including counsel who are employed by NUSCO, originals or copies certified to my satisfaction of such corporate records of the Company, certificates of public officials and of officers of the Company, and agreements, instruments and other documents, as I have deemed necessary as a basis for the opinions expressed below. In my examination of such agreements, instruments and documents, I have assumed the genuineness of all signatures, the authenticity of all agreements, instruments and documents submitted to me as originals, and the conformity to original agreements, instruments and documents of all agreements, instruments and documents submitted to me as certified, conformed or photostatic copies and the authenticity of the originals of such copies.

The opinions set forth herein are limited to the laws of the Commonwealth of Massachusetts and the federal laws of the United States. I am a member of the bar of the State of New York. I am not a member of the bar of the Commonwealth of Massachusetts, and do not hold myself out as an expert in the laws of such Commonwealth, although I have made a study of relevant laws of such Commonwealth. In expressing opinions about matters governed by the laws of the Commonwealth of Massachusetts, I have consulted with counsel who are employed by NUSCO and are members of the bar of such Commonwealth.

I have assumed that the Proposed Transactions are carried out in conformity with the Securities Act of 1933 and the requisite authorizations, approvals, consents or exemptions under the securities laws of the various States and other jurisdictions of the United States.

Based upon and subject to the foregoing, and assuming that the Proposed Transactions are carried out in accordance with the Declaration, I am of the opinion that, when the Commission shall have entered an order forthwith granting the Declaration:

(a) all State laws applicable to the Proposed Transactions will have been complied with;

(b) the Company is validly organized and existing under the laws of the Commonwealth of Massachusetts;

(c) when issued pursuant to the Agreement, the Rights will be validly issued and the holders thereof will be entitled to the rights and privileges appertaining thereto set forth in the Rights Agreement; and

(d) the consummation of the Proposed Transactions will not violate the legal rights of the holders of any securities issued by the Company or any associate company thereof.

I hereby consent to the filing of this opinion as an exhibit to the Declaration and in any proceedings before the Commission that may be held in connection therewith.

Very truly yours,
/s/Jeffrey C. Miller
Assistant General Counsel
Northeast Utilities Service Company